Exhibit 10.1

PURCHASE AGREEMENT AMENDMENT

among

ADIT RESOURCES CORP.

and

AMERICAN COPPER MINING S.A. DE C.V.

and

YAMANA MEXICO HOLDINGS B.V.

Effective as of August  22, 2012

PURCHASE AGREEMENT AMENDMENT

THIS AMENDMENT AGREEMENT is made effective as of the 22nd day of August, 2012.

A M O N G:

ADIT RESOURCES CORP., a corporation existing under the laws of the State of Nevada

(the “Seller”)

-and-

AMERICAN COPPER MINING S.A. DE C.V. a corporation existing under the laws of Mexico

(the “Company”)

-and-

YAMANA MEXICO HOLDINGS B.V., a private company with limited liability existing under the laws of the Netherlands

(the “Buyer”)

WHEREAS the Seller, the Company and the Buyer, on April 4, 2012 signed a Purchase Agreement (the “ACM Purchase Agreement”) for the entire issued and outstanding shares of capital stock of the Company that consists of Series A Common Shares and Series B Common Shares.

WHEREAS the Seller requested and the Buyer accepted, with the consent of the Company, to clarify and amend certain terms defined in Article 1 of the ACM Purchase Agreement as well as to modify Article  2.3 (a) and (c) of the ACM Purchase Agreement.

NOW THEREFORE in consideration of the foregoing, the representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

The Parties hereby amend the following two definitions contained in Article 1.1 of the ACM Purchase Agreement, which shall have the following meanings:

“Closing” means the sale to and the purchase by the Buyer of the Shares, provided that if the Buyer does not make the Second Cash Payment and elects to exercise the Termination Option, it shall be deemed that no sale of the Shares took place and the Parties shall proceed as per Article 2.3 (c), (d) and (e) below;

“Closing Date” means April 4, 2012, provided that if the Buyer does not make the Second Cash Payment and elects to exercise the Termination Option, it shall be deemed that no sale of the Shares took place and the Parties shall proceed as per Article 2.3 (c), (d,) and (e) below.

ARTICLE 2

PURCHASE AND SALE AND PAYMENTS

The Parties hereby amend Article 2.3 (a) and (c) of the ACM Purchase Agreement to read as follows:

2.3       First Year Anniversary Date.

(a)        At any time on or before the First Year Anniversary Date, the Buyer shall give written notice (the “Second Cash Payment Notice”) to the Seller of the Buyer’s election to pay (or not pay) the Second Cash Payment.  If the Buyer elects to pay the Second Cash Payment, the notice shall set forth the “Second Cash Payment Closing Date” which shall be no later than the First Year Anniversary Date.  The Buyer may alternatively elect to terminate this Agreement (the “Termination Option”) as hereinafter provided and if the Buyer Shall exercise the Termination Option it shall be deemed that no sales of the Shares took place;

(b)……

 (c)       If the Buyer has elected to exercise the Termination Option, then on the termination date set forth in the Second Cash Payment Notice (which shall be within 10 Business Days of the First Anniversary Date) (the “Termination Closing Date”) it shall be deemed that no sale of the Shares took place and the Buyer shall deliver to the Seller a certificate stating:

(i)……

ARTICLE 3

GENERAL PROVISIONS

3.1 Full Force and Effect. The ACM Purchase Agreement shall remain in full effect, valid and in force, as modified by this amendment agreement.

3.2 Governing Law.  This amendment agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada.  Save as otherwise expressly provided herein, all Legal Proceedings arising out of or relating to this amendment agreement shall be heard and determined exclusively in the federal or state courts located in Washoe County, Nevada, and the Parties hereby irrevocably and unconditionally submit and attorn to the exclusive jurisdiction of such courts for any Legal Proceedings, suits, or proceedings arising out of or relating to this amendment agreement (and the Parties each agree not to commence any Legal Proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document to its address set forth above in accordance with the laws of the State of Nevada shall be effective service of process of any Legal Proceeding, suit or proceeding brought against it in any such court.  The Parties each hereby irrevocably and unconditionally waive any objection to personal jurisdiction of or the laying of venue of any Legal Proceeding arising out of this amendment agreement in such courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum or that such court lacks personal jurisdiction over the Party.  The Parties each waive any rights they may have to a jury trial.  Based on the foregoing, each of the Parties irrevocably waives any rights they may have to invoke another jurisdiction, whether as a result of its present or future domicile or for any other reason whatsoever.

3.3 Counterparts.  This amendment agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this amendment agreement by telecopier or electronic format shall be effective as of the date first above noted as delivery of a manually executed counterpart of this amendment agreement.

3.4 No Presumption.  This amendment agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

3.5 Language.  The Parties have expressly required that this amendment agreement and all documents and notices relating hereto be drafted in English.

IN WITNESS WHEREOF, each of the Parties hereto has caused this amendment agreement to be executed in counterparts and to be effective all as of the date first above noted.

ADIT RESOURCES CORP.

Per:	/s/ Robert Wheatley
Name: Robert Wheatley
Title: President

AMERICAN COPPER MINING S.A. DE C.V.

Per:	/s/ Rodrigo Sanchez Mejorada
Name: Rodrigo Sanchez Mejorada
Title: Legal Representative

YAMANA MEXICO HOLDINGS B.V.

Per:	/s/ Mextrust B.V.
Name: Mextrust B.V.
Title: Director

Per:	/s/ Charles B. Main
Name: Charles B. Main
Title: Director